FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-03

**WFRBS 2012-C8 SPOTS**

TREASURIES		SWAPS
2YR	100-02+	2YR	24.00
3YR	99-28 ¾	3YR	22.50
5YR	100-26 ¾	4YR	20.75
7YR	100-14+	5YR	23.50
10YR	102-23+	6YR	24.25
		7YR	23.75
		8YR	22.25
		9YR	19.00
		10YR	13.75

-------------------------------------------------------------------------------
If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales rep for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb2.